Kewaunee Scientific Announces Results for Third Quarter

STATESVILLE, N.C., March 2, 2011 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today announced results for its third quarter ended January 31, 2011.

Sales for the quarter were $22,568,000, up 3.5% from sales of $21,814,000 in the same period last year. Net earnings were $86,000, or $0.03 per diluted share, down from $621,000, or $0.24 per diluted share, in the same period last year.

Sales for the quarter were unfavorably affected when customers made changes to product designs and delivery dates for several significant orders, including one large international order, that delayed the start of manufacturing and shipments until late in the quarter and into the fourth quarter. Sales also reflect a continuing softness in the domestic marketplace for small and mid-sized laboratory projects.

The customer changes in product requirements and delivery dates had a two-fold impact on earnings for the quarter, as delays in shipments reduced sales revenue, and changes in factory production schedules increased manufacturing costs. Earnings were also impacted by continued aggressive pricing in all of the Company's markets, an unfavorable product mix, and higher prices paid for epoxy resin raw materials, which are petroleum-based products.

Sales from domestic operations were $19,108,000, relatively flat from sales of $19,081,000 in the same period last year.  Sales from international operations increased to $3,460,000, from sales of $2,733,000 in the same period last year. The order backlog increased to $68.2 million at January 31, 2011, up from $66.0 million at October 31, 2010 and $65.5 million at January 31, 2010.

"The third quarter was more difficult than expected," said William A. Shumaker, President and Chief Executive Officer.  "The manufacturing and shipment delays resulting from customer changes and the unfavorable product mix brought unexpected operational challenges. We have adjusted our manufacturing schedules, and the orders that were delayed are now being manufactured and are scheduled for shipment in the fourth quarter.

"In the domestic marketplace, larger laboratory furniture projects have continued to hold up relatively well during the economic slowdown, and bidding activity for these projects continues to remain at a high level. On the other hand, a sustained improvement in the number of smaller laboratory projects has not materialized. Opportunities in the international marketplace have continued to improve for some time now, and the Company is very active in quoting these projects.

"We have begun to see benefits from our recently expanded epoxy resin facility in Statesville, as production of these products increased significantly during the quarter. Other initiatives continued to make good progress, as we successfully closed several orders in the quarter for our new product lines of biological safety cabinets, casework and millwork for the healthcare industry, and specialty safety cabinets.

"Regarding the fourth quarter, with the delayed orders now shipping and the product mix improved, we expect sales and earnings will be much improved over the third quarter and more in line with the first two quarters of the current fiscal year."

Sales for the nine months ended January 31, 2011 were $73,051,000, down 2.8% from sales of $75,151,000 in the same period last year. Domestic sales for the nine months were $62,324,000, down from sales of $67,152,000 in the same period last year.  Sales from international operations were $10,727,000 for the nine months, up from sales of $7,999,000 in the same period last year. Net earnings for the nine months ended January 31, 2011 were $1,598,000, or $0.62 per diluted share, down from net earnings of $3,044,000, or $1.18 per diluted share, in the same period last year.

The Company's financial condition continues to be strong. Cash on hand was $2,704,000 at January 31, 2011, as compared to $2,443,000 at January 31, 2010. Working capital was $21,341,000, up slightly from $21,327,000 at January 31, 2010. Short term borrowings under the bank line of credit were $696,000, down from $2,909,000 at January 31, 2010. Total bank borrowings and capital lease obligations were $4,752,000, up from $3,144,000 at January 31, 2010.

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters are located in Statesville, North Carolina. The Company's manufacturing facilities are located in Statesville and Bangalore, India. The Company has subsidiaries in Singapore and Bangalore that serve the Asian and Middle East markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

Consolidated Statements of Operations (in thousands, except per share data) (Unaudited)

	Three Months Ended January 31		Nine Months Ended January 31

	2011	2010	2011	2010

Net sales	$22,568	$21,814	$73,051	$75,151
Cost of products sold	18,405	17,129	58,472	58,492
Gross profit	4,163	4,685	14,579	16,659
Operating expenses	4,007	3,663	11,953	11,605
Operating earnings	156	1,022	2,626	5,054
Other expense	1	--	--	--
Interest income (expense)	17	(35)	(105)	(115)

Earnings before income taxes	174	987	2,521	4,939
Income tax expense	49	333	792	1,673

Net earnings	125	654	1,729	3,266

Less: net earnings attributable to
the noncontrolling interest	39	33	131	222
Net earnings attributable to
Kewaunee Scientific Corporation	$86	$621	$1,598	$3,044

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$0.03	$0.24	$0.62	$1.19
Diluted	$0.03	$0.24	$0.62	$1.18
Weighted average number of common
shares outstanding (in thousands)
Basic	2,576	2,569	2,574	2,562
Diluted	2,592	2,581	2,583	2,570

Condensed Consolidated Balance Sheets (in thousands)

	January 31	April 30
	2011	2010
	(unaudited)
Assets
Cash and cash equivalents	$2,160	$1,722
Restricted cash	544	544
Receivables, less allowances	21,056	26,169
Inventories	10,521	8,350
Prepaid expenses and other current assets	1,831	1,797
Total current assets	36,112	38,582
Net property, plant and equipment	16,697	13,815
Other assets	4,383	4,224
Total Assets	$57,192	$56,621

Liabilities and Equity
Short-term borrowings	$696	$4,872
Current obligations under capital leases	81	82
Current portion of long-term debt	200	--
Accounts payable	8,415	9,540
Other current liabilities	5,379	4,003
Total current liabilities	14,771	18,497
Other non-current liabilities	9,879	6,452
Total liabilities	24,650	24,949
Noncontrolling interest	1,349	1,239
Kewaunee Scientific Corporation equity	31,193	30,433
Total equity	32,542	31,672
Total Liabilities and Equity	$57,192	$56,621

Contact:	D. Michael Parker
704/871-3290

CONTACT: D. Michael Parker, +1-704-871-3290